Exhibit 99.1

 Emclaire Financial Corp. Reports Record Net Income for 2003 and Fourth Quarter
                       and Announces Annual Meeting Date

     EMLENTON, Pa.--(BUSINESS WIRE)--Jan. 26, 2004--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $2.5 million or $1.91 per share for the year ended December 31, 2003, as compared to net income of $2.3 million or $1.69 per share for 2002. This represents a 10.4% improvement in net income.
     The Corporation's return on average equity improved to 10.96% for 2003 compared to 10.21% in the prior year. The Corporation's return on average assets remained constant at 0.99% for 2003 and 2002.
     For the fourth quarter ended December 31, 2003, the Corporation realized consolidated net income of $675,000 or $0.53 per share, as compared to net income of $663,000 or $0.50 per share for the same period last year. Return on annualized average equity and assets were 11.92% and 1.03%, respectively, for the quarterly period ended December 31, 2003, as compared to 11.69% and 1.11%, respectively, for the same period in the prior year.
     During 2003, the Corporation experienced sound balance sheet growth which contributed to the increase in earnings between 2003 and 2002. Total assets increased $23.9 million or 10.0% to $262.5 million, fueled by growth in customer deposits of $12.7 million or 6.2% to $217.1 million at December 31, 2003. Total loans increased $20.9 million or 12.3% for the year to $190.5 million and investment securities increased $414,000 or 0.85% to $49.2 million at December 31, 2003.
     The Corporation remains well capitalized for future growth with stockholders' equity of $22.7 million or 8.6% of total assets. Stockholders' equity decreased $25,000 to $22.655 million at December 31, 2003 from $22.680 million at December 31, 2002. While total shareholder equity decreased, book value per share increased to $17.87 from $17.02 per share during 2003 due to share repurchases throughout the year.
     David L. Cox, Chairman of the Board, President and Chief Executive Officer of the Corporation and the Bank, stated, "The Board of Directors, senior management and I are pleased with the Corporation's earnings results and are looking forward to the coming years as we continue to enhance our existing branch network as well as continuing to improve customer service, training and product development. The growth in earnings that we have experienced over the past couple of years provides us with a firm foundation for the realization of future expansion opportunities. We will continue to be dedicated to our employees and our customers and are excited about the future as we strive to be the #1 Community Bank in Western Pennsylvania."
     Net income increased $235,000 or 10.4% to $2.5 million for 2003 versus $2.3 million in 2002. Contributing to this increase in earnings was an increase in noninterest income of $385,000 and decreases in the provision for loan losses and the provision for income taxes of $51,000 and $85,000, respectively. Offsetting this favorable variance was a decrease in net interest income and an increase in noninterest expense of $184,000 and $102,000, respectively.
     Net interest income decreased as the volume of interest-earning assets, including primarily loans and securities, increased $17.7 million or 8.2% on an average balance basis to $233.5 million for 2003, compared to $215.8 million for 2002. The decrease in volume was offset by a decrease in the yield on earning assets to 6.28% for 2003 from 6.93% for 2002. The volume of interest-bearing liabilities, including primarily customer deposits, increased $18.9 million or 10.9% to $191.3 million for 2003, compared to $172.5 million for 2002, while the cost of these liabilities decreased to 2.56% for 2003 from 2.99% for 2002. The Corporation's interest rate spread decreased to 3.72% for 2003, compared to 3.94% for the preceding year. This decrease in net interest income was the direct result of the Federal Reserve Board lowering interest rates in 2002 and 2003.
     The Corporation experienced balance sheet and earnings growth while noninterest expenses remained relatively stable. Noninterest expenses increased only $102,000 or 1.4% to $7.5 million in 2003, compared to $7.4 million in 2002. This increase in noninterest expense was the result of increases in compensation and benefits expense as a result of normal salary and wage increases, partially offset by staff reductions through routine attrition. Offsetting this variance were decreases in premises and equipment expenses as well as the reduction of intangible amortization expense on the branches acquired in 1998 from the People's Savings Bank.
     In addition to reporting earnings, the Corporation announced that the regular annual meeting of stockholders is to be held on Wednesday, May 19, 2004 at 11:00 AM at the Main Office Building in Emlenton, PA. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting is March 29, 2004.

     Emclaire Financial Corp. is the parent company of the Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson Counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF".


                EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
               (Unaudited - Dollar amounts in thousands,
                          except share data)

CONSOLIDATED INCOME STATEMENT DATA:
                                                        Three month
                                        Year ended      period ended
                                        December 31,    December 31,
                                       2003     2002    2003    2002
                                     -------- -------- ------- -------

 Interest income                     $14,209  $14,653  $3,591  $3,664
 Interest expense                      4,901    5,161   1,250   1,281
                                     -------- -------- ------- -------
   Net interest income                 9,308    9,492   2,341   2,383
 Provision for loan losses               330      381     105      90
 Noninterest income                    1,785    1,400     467     404
 Noninterest expense                   7,522    7,420   1,865   1,864
                                     -------- -------- ------- -------
   Net income before provision for
    income taxes                       3,241    3,091     838     833
 Provision for income taxes              749      834     163     170
                                     -------- -------- ------- -------
 Net income                           $2,492   $2,257    $675    $663
                                     ======== ======== ======= =======

 Net income per share                  $1.91    $1.69   $0.53   $0.50
 Dividends per share                   $1.11    $1.03   $0.48   $0.46

 Return on annualized average assets    0.99%    0.99%   1.03%   1.11%
 Return on annualized average equity   10.96%   10.21%  11.92%  11.68%
 Yield on average interest earning
  assets                                6.28%    6.93%   6.20%   6.72%
 Cost of average interest bearing
  liabilities                           2.56%    2.99%   2.51%   2.82%
 Net interest margin                    4.18%    4.54%   4.15%   4.43%


CONSOLIDATED BALANCE SHEET DATA:
                                                As of        As of
                                             12/31/2003    12/31/2002
                                             -----------  ------------

  Total assets                                 $262,512      $238,577
  Cash and equivalents                            7,703         7,716
  Securities                                     49,162        48,748
  Loans                                         190,482       169,557
  Deposits                                      217,110       204,425
  Borrowed funds                                 20,700        10,000
  Stockholders' equity                           22,655        22,680

  Book value per share                           $17.87        $17.02

  Net loans to deposits                           87.74%        82.94%
  Allowance for loan losses to total loans         0.92%         0.93%
  Earning assets to total assets                  94.02%        94.68%
  Stockholders' equity to total assets             8.63%         9.51%
  Shares common stock outstanding             1,267,835     1,332,835

     This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

    CONTACT: Emclaire Financial Corp., Emlenton
             David L. Cox or Shelly L. Rhoades, 724-867-2311
             Email: srhoades@farmersnb.com